  Exhibit (a)(5)(b)
FOR IMMEDIATE RELEASE

AB VALUE PARTNERS, LP AND AB OPPORTUNITY FUND, LLC
ANNOUNCE INCREASE IN OFFER PRICE TO $1.75 PER SHARE IN CASH
AND EXTENSION OF TENDER OFFER

WESTFIELD, NEW JERSEY – May 2, 2017 - AB Value Partners, LP (“ABVP”) and AB Opportunity Fund, LLC (“ABOF” and, together with ABVP, “Purchasers”) announced today that they have increased their offer price to purchase all of the outstanding shares of common stock of Security Land & Development Corporation (“SLDC”) from $1.57 per share to $1.75 per share in cash, without interest and less any applicable withholding taxes. The increased offer price represents a premium of approximately 9.4% over SLDC’s existing tender offer price of $1.60 per share.

SLDC shareholders who desire to tender shares for purchase in accordance with the terms of Purchasers’ offer should complete and sign the Letter of Transmittal included with Purchasers’ tender offer materials previously delivered to SLDC shareholders. SLDC shareholders who tender shares using this previously provided Letter of Transmittal will automatically receive the increased offer price, if shares are accepted for payment and paid for pursuant to Purchasers’ offer.

Purchasers’ offer to purchase all of the outstanding shares of common stock of SLDC for $1.75 per share in cash, without interest and less any applicable withholding taxes, has been extended and now will expire at 5:00 p.m., New York City time, on May 16, 2017.

Additional Information

Complete terms and conditions of Purchasers’ offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials that were filed as exhibits to the Tender Offer Statement on Schedule TO filed by Purchasers with the Securities and Exchange Commission (the “SEC”) on April 7, 2017, as amended and supplemented by Amendment No. 1 thereto filed on May 2, 2017. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge upon request from InvestorCom, Inc., by email at info@investor-com.com or telephone at (203) 972-9300.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. PURCHASERS’ OFFER IS MADE ONLY PURSUANT TO PURCHASERS’ OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT PURCHASERS HAVE CAUSED TO BE DISTRIBUTED TO SLDC SHAREHOLDERS. PURCHASERS ALSO FILED A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. SLDC SHAREHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO PURCHASERS’ OFFER.

Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, the tender offer for the SLDC common stock and the details and timing thereof. Forward-looking statements may generally be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "target," or "continue" and variations or similar expressions. These statements are based upon the current expectations and beliefs of Purchasers and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. We undertake no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes, except as required by law.

Contact:
InvestorCom
65 Locust Avenue, Third Floor
New Canaan, CT  06840
Phone (203) 972-9300
Toll Free (877) 972-0090
Email:  info@investor-com.com